Exhibit 99.1

VCA Antech, Inc. Provides Financial Guidance for Fiscal Year 2004

    LOS ANGELES--(BUSINESS WIRE)--Feb. 24, 2004--VCA Antech, Inc. (Nasdaq:WOOF), a leading animal health care company in the United States, provides the following guidance for all investors in adherence with Regulation Fair Disclosure as issued by the United States Securities and Exchange Commission, SEC, and encourages all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as in all financial documents filed with the SEC. All guidance amounts are before any potential special items.
    Financial guidance for the twelve months ended December 31, 2004 is as follows (dollars in millions, except per share amounts):



Revenue                                             $588 - $600

Animal hospital same-facility revenue growth          3% - 5%

Laboratory internal revenue growth                    7% - 9%

Animal hospital acquired revenue                     $24 - $25

Operating income                                    $124 - $125

Net income                                           $57 - $58

Diluted earnings per common share                  $1.37 - $1.38


    Financial guidance for the three months ended March 31, 2004 is as follows: revenue from $138 million to $141 million and diluted earnings per common share from $0.29 to $0.30.

    Conference Call

    The Company will discuss this financial guidance during its conference call today, February 24, 2004 at 4:30 p.m. Eastern Time. The call will be broadcast live on the Internet and can be accessed by visiting the Company's website at http://investor.vcaantech.com. The conference call can also be accessed via telephone by dialing 800-361-0912. Interested parties should call at least ten minutes prior to the start of the conference call to register.

    Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins, the level of selling, general and administrative costs, the effects of competition, the efficient integration of the Company's acquisitions, the effects of the Company's recent acquisitions and its ability to effectively manage its growth, the ability of the Company to service its debt, the continued implementation of its management information systems, pending litigation and governmental investigations, general economic conditions, and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filing with the SEC on Form 10-K and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

    VCA Antech owns, operates and manages the largest networks of free-standing veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

    CONTACT: VCA Antech, Inc.
             Tom Fuller, Chief Financial Officer, 310-571-6505